EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces 2008 Third Quarter Earnings

Austin, Texas, November 7, 2008 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today third quarter 2008 consolidated net losses of $9.8 million, or $2.78 per diluted Class A share, compared with consolidated net earnings of $15.6 million, or $4.38 per diluted Class A share, reported for the third quarter of 2007. Consolidated net earnings for the first nine months of 2008 were $22.8 million, or $6.42 per diluted share, compared with $56.1 million, or $15.74 per diluted share, reported a year ago. The Company's book value per share at September 30, 2008 was $274.76.

Net earnings for the quarter ended September 30, 2008 included after-tax investment losses of $14.1 million, or $3.99 per diluted Class A share, pertaining to other-than-temporary impairments on bond holdings including Washington Mutual, GMAC, and Clear Channel Communications, as well as holdings in Freddie Mac and Fannie Mae preferred stock. Mr. Moody noted that the Company’s investment approach serves to mitigate against sizable investment losses as has been prevalent among financial institutions during the third quarter. “Our investment approach seeks to minimize risk through effective credit analysis and diversification. Consequently, our concentration exposure to individual issuers is very small as evidenced by the low level of impairments, less than one-half of one percent, on our investment portfolio of approximately $6 billion,” Mr. Moody stated.

Operating revenues, excluding realized investment gains (losses) and realized and unrealized gains (losses) on index options, totaled $124.1 million for the quarter ended September 30, 2008, compared to $121.4 million reported in the third quarter of 2007, while year-to-date operating revenues increased 4% to $374.7 million in 2008 from $361.1 million in the first nine months of 2007. Mr. Moody indicated, “While the current economic environment presents many challenges, we continue to see positive developments in our businesses and maintain ample liquidity and capital resources to support continued growth in the future.”

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 300 employees and 9,000 contracted independent agents, brokers and consultants, and at September 30, 2008, maintained total assets of $6.8 billion, stockholders' equity of $1.0 billion, and life insurance in force of $18.6 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Revenues, excluding investment and index
options gains (losses)	$124,091	121,387	374,733	361,104
Realized and unrealized gains (losses) on
index options	(14,511)	(7,746)	(52,824)	10,938
Realized gains (losses) on investments	(21,620)	(1,505)	(21,931)	2,901
Total revenues	$87,960	112,136	299,978	374,943

Earnings:
Earnings from operations	$4,253	16,600	37,043	54,259
Net realized gains (losses) on investments	(14,053)	(978)	(14,255)	1,886
Net earnings (loss)	$(9,800)	15,622	22,788	56,145

Net earnings (loss) attributable to Class A Shares	$(9,522)	15,178	22,142	54,551

Basic Earnings Per Class A Share:
Earnings from operations	$1.21	4.72	10.51	15.41
Net realized gains (losses) on investments	(3.99)	(0.28)	(4.04)	0.53
Net earnings (loss)	$(2.78)	4.44	6.47	15.94

Basic Weighted Average Shares	3,426	3,422	3,425	3,422

Diluted Earnings Per Class A Share:
Earnings from operations	$1.21	4.66	10.43	15.21
Net realized gains (losses) on investments	(3.99)	(0.28)	(4.01)	0.53
Net earnings (loss)	$(2.78)	4.38	6.42	15.74

Diluted Weighted Average Shares	3,426	3,464	3,451	3,467

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President, Chief Financial & Administrative Officer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com